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                                                                 Exhibit 10-L(5)

                                FOURTH AMENDMENT
                                       TO
                              THE DANA CORPORATION
                           1989 RESTRICTED STOCK PLAN

                  Pursuant to resolutions of the Board of Directors of Dana corporation adopted on the 21st day of July, 1997, the Dana Corporation 1989 Restricted Stock Plan (the "Plan") is hereby amended as set forth below.

                                      FIRST

                  The Plan is amended by adding thereto a new Section 16 to read in its entirety as follows:

                  Section 16.  CONVERSION INTO RESTRICTED STOCK UNITS.

                           (a) Notwithstanding anything to the contrary contained in the Plan, each participant may elect to convert any and all shares of Restricted Stock granted to such Participant into restricted stock units, as described below in paragraph (b) of this
         Section 16 ("Units"). Such elections may be made at such times and under such rules as may be promulgated by the Committee. Any resulting Units shall be subject to the same Restricted Period and to the same conditions for the lapse or termination of restrictions upon the occurrence of other conditions as such converted Restricted Stock.
         Section 11 hereof shall apply to Units in the same manner as to Restricted Stock.

                           (b) For each Participant who elects to convert shares of Restricted Stock into Units, the Corporation shall establish a Restricted Stock Unit Account ("Account") on its books, and shall credit to such Account a number of Units equal to the number of shares of Restricted Stock so converted. When cash dividends are declared and paid on the Stock, the Account of each Participant shall be credited as of the dividend payment date with an amount equal to the cash which would have been paid if each Unit in such Account, as of the dividend record date, had been one share of Stock. Then, four times each year, effective March 15, June 15, September 15 and December 15, the accrued dollar balance in a Participant's Account shall be converted into a number of Units equal to the maximum number of whole shares of Stock which could be purchased with such accumulated balance, and the dollar amount then credited to the Account shall be appropriately reduced. For purposes of the preceding sentence, each share of Stock shall have a value equal to the average of the last reported daily sales prices for shares of such Stock on the New York Stock Exchange-Composite Transactions on each trading day during the calendar month preceding the month in which the conversion is made.

                  (c) Upon termination of the Participant's employment with the Corporation for any reason, a stock certificate for the number of shares equal to

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         the number of whole Units in such Participant's Account shall be delivered to such Participant, less any shares withheld in accordance with the provisions of Section 7 of the Plan (as if the Units constituted Restricted Stock). The Corporation shall not be required to deliver fractional shares of Stock but will pay to such Participant, in lieu thereof, a cash amount equal to the Fair Market Value, determined as of the effective date of termination, of such fractional shares.

         IN WITNESS WHEREOF, the undersigned has executed this Fourth Amendment on behalf of the Corporation this 18th day of September, 1997.

ATTEST:                                     DANA CORPORATION


/s/  Mark/ A. Smith, Jr.                    By: /s/  Martin J. Strobel
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